Exhibit 11

                               KVH INDUSTRIES INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)
                                   (unaudited)

                                                        For the three months
                                                           ended March 31,
                                                          1997         1996
                                                       -----------   ----------

Net Earnings                                                  604          187

Shares:
  Weighted average number of                                7,014        1,616
     common shares outstanding
  Additional shares assuming conversion of:
    Convertible preferred stock                                 0        3,245
   Stock options and warrants                                 478          876
                                                       ===========   ==========
   Average common shares                                    7,492        5,737
       outstanding and equivalents
                                                       ===========   ==========

Net earnings per common share                               $0.08        $0.03
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